Exhibit 4.3

            Independent Certified Public Accountants' Consent

     We have issued our report dated July 29, 1998 on the statements of condition and related bond portfolios of Insured Municipals Income Trust, 233rd Insured Multi-Series (California IM-IT, Michigan IM-IT, and New Jersey IM-IT Trusts) as of July 29, 1998 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of our report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Trust Administration-Independent Certified Public Accountants" in Part II of the Prospectus.

                                    Grant Thornton LLP

Chicago, Illinois
July 29, 1998